                                                             EXHIBIT 11

                             CHATTEM, INC. AND SUBSIDIARIES

                 STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                (Unaudited and in thousands, except per share amounts)


                                                  FOR THE THREE MONTHS ENDED     FOR THE NINE MONTHS ENDED
                                                          AUGUST 31,                    AUGUST 31,
                                                  --------------------------     -------------------------
                                                      1997           1996            1997         1996
                                                  -----------    ------------    -----------   -----------
NET INCOME:
  Continuing operations.......................    $2,847         $2,131          $6,040        $4,104
  Extraordinary loss..........................    (1,370)            --          (1,370)         (532)
                                                  -------        ------         --------       -------
    Net income................................    $1,477         $2,131         $ 4,670        $3,572
                                                  -------        ------         --------       -------

WEIGHTED AVERAGE NUMBER OF
  COMMON AND COMMON
  EQUIVALENT SHARES
  OUTSTANDING:
    Weighted average number of common
      shares outstanding......................     8,882          8,582          8,700          7,874
    Shares issued upon assumed exercise of
      outstanding stock options and stock
      warrants................................       450            226            320             60
                                                  -------        ------         --------       -------

  Weighted average number of common
    and common equivalent shares
    outstanding...............................     9,332         8,808           9,020          7,934
                                                  -------        ------         --------       -------

NET INCOME PER COMMON SHARE:
  Continuing operations.......................     $0.31         $0.24          $ 0.67         $ 0.52
  Extraordinary loss..........................     (0.15)           --           (0.15)         (0.07)
                                                  -------        ------         --------       -------

    Net income per common share...............     $0.16         $0.24          $ 0.52        $  0.45
                                                  -------        ------         --------       -------
